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                                   EXHIBIT 99

          HEALTH POWER, INC. REPORTS ITS HMO SUBSIDIARY HAS BEEN PLACED
           UNDER SUPERVISION BY THE OHIO DEPARTMENT OF INSURANCE. THE
         HMO SUBSIDIARY ALSO HAS RECEIVED A ONE-YEAR NCQA ACCREDITATION

         HEALTH POWER, INC., COLUMBUS, OHIO (NASDAQ NNM: HPWR) today reported that its HMO subsidiary was placed under supervision by the Ohio Department of Insurance effective December 5, 1996. The action follows significant losses previously reported by the HMO for the second and third quarters of 1996. In question are whether certain assets included on the HMO's Balance Sheet are "admitted assets" under statutory accounting principles.

         While under supervision, the HMO expects to maintain its normal business operations, subject to the Department's prior approval of certain expenditures and transactions. In the meantime, the HMO will continue its efforts to improve its operating performance and work with the Department in obtaining adjustments, where appropriate, to the HMO's balance sheet so the supervision order can be rescinded. There can be no assurances the HMO subsidiary will be successful in having the supervision order rescinded.

         Health Power also announced its HMO subsidiary has received a one-year accreditation from the National Committee for Quality Assurance (NCQA) in 17 Ohio counties. This accreditation is granted to plans which are found to have a well-established quality improvement program and which satisfy most NCQA standards. Thomas E. Beaty, President and Chief Operating Officer of Health Power, said, "The NCQA accreditation serves to confirm to the public that our HMO is providing managed care and service to its members of a high standard of quality."

         Health Power, Inc. is a managed care holding company whose two wholly owned operating subsidiaries are Health Power HMO, Inc. (Health Power HMO) and CompManagement, Inc. (CompManagement).

         Health Power HMO provides comprehensive healthcare services to members of its health maintenance organization (HMO) in 19 Ohio counties in and around the cities of Columbus, Dayton, Cincinnati, Cleveland and Youngstown. Health Power HMO has been a leader in developing the HMO markets for Aid to Families with Dependent Children (Medicaid) recipients in the service area. It was the first HMO to offer these services in Columbus and Dayton markets and an early entrant in the Cincinnati market.

         CompManagement offers claims management, medical cost containment and managed care services to employers with respect to their workers' compensation and unemployment claims. Further, CompManagement's wholly owned subsidiary, CompManagement Health Systems, Inc., was recently approved as a managed care organization for the workers' compensation privatization initiative in the state of Ohio. CompManagement provides services to over 7,500 employers located in all 88 Ohio counties, and has continued to grow and remain profitable since it was acquired by Health Power, Inc. in 1995.